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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): April 28, 1999


                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)


            DELAWARE                     1-11181                  94-2579751
  (State or Other Jurisdiction         (Commission              (IRS Employer
       of Incorporation)               File Number)          Identification No.)


   9162 ETON AVENUE, CHATSWORTH, CALIFORNIA                         91311
   (Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (818) 709-1244

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Item 5.  Other Events.

        In September 1995, the Company and Poly U/A Systems Inc., a Company-sponsored research and development entity ("Poly UA"), entered into a joint development project for the development of several new products to enhance automated urinalysis using the Company's technology. Poly UA funded most of the cost of the project with the net proceeds from a 1995 private placement of units, each unit consisting of shares of Poly UA common stock and warrants to purchase common stock of the Company. The project ultimately yielded, among other things, certain new technology for improving automated analysis of various compositions in urine. Under the terms of the project, the Company has the right without further payment to use this technology for enhancing The Yellow IRIS family of urinalysis workstations, but the Company has to acquire Poly UA to use the new technology in stand-alone devices. IRIS expects to begin incorporating some of this new technology into its workstations before the end of this year.

        The Company had an option until November 29, 1998 to acquire all of the common stock of Poly UA for an aggregate price of $5.1 million, payable in cash or shares of the Company's common stock. The Company ultimately decided not to exercise its option and instead entered into discussions to acquire Poly UA at a price below the option price. Subsequently, certain shareholders of Poly UA threatened in writing to file a lawsuit if the Company failed to purchase Poly UA for an amount substantially equal to the $5.1 million option price. Primarily to avoid litigation which, regardless of its merits, could adversely affect the Company's ability to negotiate strategic transactions, the Company entered into a letter of intent on April 28, 1999 with Poly UA to settle the matter for a package of Company securities with an estimated value of up to $1.5 million. The Company plans to record this amount as litigation settlement expense in the first quarter of 1999.

        Under the terms of the proposed settlement, the Company will make a tender offer for all of the outstanding stock of Poly UA which consists of 256,000 shares of common stock. The Company will offer to pay for each share of Poly UA common stock (and a signed release of claims from the tendering stockholder) a package of the Company's securities consisting of the following:
(a) 3 shares of the Company's common stock, (b) 1 share of a new series of callable preferred stock with a liquidation preference of $3 per share and no coupon, and (c) a three-year warrant to purchase 3 shares of common stock, 1.5 shares at $1.00 per share and 1.5 shares at $2.00 per share. The "callable" feature of the preferred stock will entitle the Company to convert the preferred stock at any time into a number shares of common stock equal to the liquidation value divided by the market price of the common stock at the time of conversion (subject to a minimum value of $2.00 per share of common stock). The preferred stock will automatically be converted under the same formula at the end of three years if not converted sooner by the Company. The Company will also have the right to redeem any unexercised warrants for a nominal amount of cash any time after the 30-day average closing price of the common stock exceeds 200% of the warrant exercise price.

        If all of the Poly common stock is tendered and accepted, the Company would issue an aggregate of (i) 768,000 shares of common stock, (ii) 256,000 shares of callable preferred stock (with an aggregate liquidation preference of $768,000), and (iii) warrants to purchase 768,000



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shares of common stock (half at $1.00 per share and half at $2.00 per share).
The tender offer will be subject to customary conditions, as well as the tender of shares constituting at least 90% of the outstanding stock of Poly and signed releases of all claims from each tendering stockholder. Based on its understanding that all of the Poly UA stockholders are "accredited investors," the Company plans to conduct the tender offer as a private placement exempt from the registration requirements of the Securities Act of 1933 based on Regulation
D. However, the Company plans to grant the tendering stockholders the right to demand one registration for public resales of the shares of common stock issued in the tender offer as well as any shares of common stock subsequently issued upon conversion of the preferred stock or exercise of the warrants.

        This Form 8-K contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. For example, the settlement with Poly UA is subject to the completion of mutually acceptable documentation and final approvals by the Boards of both companies; the tender offer may not be accepted by the necessary number of Poly U/A stockholders to meet the 90% condition; dissatisfied Poly U/A stockholders could still file a lawsuit which could adversely affect IRIS; and the first contemplated enhancements may not be incorporated into The Yellow IRIS workstations as quickly as expected, or even at all, if their implementation proves difficult. The settlement could also be affected by material changes in the Company's stock price, results of operations or financial condition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of certain additional uncertainties and factors which may affect forward-looking statements.



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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             INTERNATIONAL REMOTE IMAGING
                                                SYSTEMS, INC.



Dated:  May 7, 1999                          By: /s/ MARTIN S. MCDERMUT
                                                 ______________________________
                                                 Martin S. McDermut
                                                 Vice President - Finance and
                                                 Administration, Chief Financial
                                                 Officer and Secretary



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